EXHIBIT 2.1

Execution Version

FIRST AMENDMENT To THE

agreement and plan of merger

This FIRST AMENDMENT (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2023 (the “Original Agreement”), by and among LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty”), LIBERTY SIRIUS XM HOLDINGS INC., a Delaware corporation and a wholly owned Subsidiary of Liberty (“SplitCo”), RADIO MERGER SUB, LLC, a Delaware limited liability company and a wholly owned Subsidiary of SplitCo (“Merger Sub”), and SIRIUS XM HOLDINGS INC., a Delaware corporation (“SiriusXM”), is made as of June 16, 2024, by and among Liberty, SplitCo, Merger Sub and SiriusXM.

WHEREAS, Liberty, SplitCo, Merger Sub and SiriusXM intend to amend the SiriusXM Exchange Ratio in order to reduce the total number of outstanding shares of SplitCo Common Stock as of immediately following the Closing, and in lieu of issuing any fractional shares, to entitle holders of record who would have otherwise been entitled to receive such fractional shares to receive cash;

WHEREAS, concurrently herewith, Liberty, SplitCo and SiriusXM have entered into that certain First Amendment, as of the date hereof, to the Reorganization Agreement dated as of December 11, 2023, pursuant to which the parties thereto, among other things, amended the Exchange Ratio (as defined in the Reorganization Agreement) in order to reduce the total number of outstanding shares of SplitCo Common Stock as of immediately following the Closing and make certain other changes;

WHEREAS, Liberty, SplitCo, Merger Sub and SiriusXM intend to convert SiriusXM Radio into a Delaware limited liability company prior to the Split-Off (the “Radio Conversion”); and

WHEREAS, Liberty, SplitCo, Merger Sub and SiriusXM now desire to amend the Original Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Liberty, SplitCo, Merger Sub and SiriusXM hereby agree as set forth herein:

Section 1.1.         Terms. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

Section 1.2.         Amendment. The Original Agreement is hereby amended as follows:

(a)            For all references to the Reorganization Agreement in the Original Agreement (except for Section 3.3(c) of the Original Agreement, for which this Section 1.2(a) shall not be applicable), the second recital in the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

WHEREAS, subject to the receipt of the Liberty Stockholder Approval, prior to the Split-Off Effective Time, Liberty will, pursuant to the Liberty Charter Documents and the Reorganization Agreement, by and between SplitCo, Liberty and SiriusXM and dated as of the date hereof (as amended from time to time, the “Reorganization Agreement”), complete the Restructuring and, at the Split-Off Effective Time, pursuant to the Liberty Charter Documents and the Reorganization Agreement, complete the Redemption (collectively, the “Split-Off”);

(b)            Section 2.1(a)(i) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (i)            Conversion of SiriusXM Common Stock. Subject to this Section 2.1(a) and Section 2.1(b), each share of common stock of SiriusXM, par value $0.001 per share (the “SiriusXM Common Stock”), issued and outstanding immediately prior to the Merger Effective Time, other than (A) the Liberty Owned SiriusXM Shares and (B) the shares of SiriusXM Common Stock to be canceled pursuant to Section 2.1(a)(ii), shall be automatically converted into and become the right to receive ~~one~~ one-tenth (0.1) (the “SiriusXM Exchange Ratio”) of a validly issued, fully paid and nonassessable share of SplitCo Common Stock (the “Merger Consideration”). At the Merger Effective Time, except as otherwise provided herein with respect to Liberty Owned SiriusXM Shares and shares cancelled in accordance with Section 2.1(a)(ii), all shares of SiriusXM Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a SiriusXM Certificate and each holder of uncertificated shares of SiriusXM Common Stock shall cease to have any rights with respect thereto, except that such SiriusXM Certificate or uncertificated share shall represent only the right to receive (x) the Merger Consideration deliverable in respect of the shares of SiriusXM Common Stock represented by such SiriusXM Certificate or uncertificated share immediately prior to the Merger Effective Time (including the entitlement to cash in lieu of Fractional Shares (as defined below), if any, payable pursuant to Section 2.2(aa)) and (y) any dividends or other distributions payable pursuant to Section 2.2(d), all to be issued or paid, without interest, in consideration therefor upon the surrender of such SiriusXM Certificate or uncertificated share in accordance with Section 2.2(c) (or, in the case of a lost, stolen or destroyed SiriusXM Certificate, Section 2.2(f)).

(c)            Section 2.2(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (a)            Exchange Agent. Prior to the Closing Date, SplitCo shall (i) enter into an agreement reasonably satisfactory to SiriusXM, SplitCo and Liberty (“Transfer Agent Agreement”) with a transfer agent mutually acceptable to Liberty and SiriusXM (the “Transfer Agent”), and (ii) select an institution to serve as exchange agent mutually agreeable to Liberty and SiriusXM (“Exchange Agent”) and enter into an agreement reasonably satisfactory to SiriusXM, SplitCo and Liberty with the Exchange Agent (“Exchange Agent Agreement”) pursuant to which the Exchange Agent will exchange Certificates (as defined below) and Book-Entry Shares (as defined below) for the Merger Consideration, as applicable, as set forth in this Article II and pay to such holders of SiriusXM Common Stock cash in lieu of Fractional Shares, if any, pursuant to Section 2.2(aa). At the Closing, SplitCo shall instruct the Transfer Agent to, promptly following the Merger Effective Time, issue and deposit, in trust for the benefit of the holders of record of shares of SiriusXM Common Stock immediately prior to the Merger Effective Time, with the Exchange Agent for exchange in accordance with this Article II shares in book-entry form representing the shares of SplitCo Common Stock issuable pursuant to Section 2.1 (such shares of SplitCo Common Stock, together with any cash in lieu of Fractional Shares, dividends or other distributions with respect thereto with a record date after the Merger Effective Time, being hereinafter referred to as the “Exchange Fund”).

(d)            The following is hereby inserted as a new Section 2.2(aa) of the Original Agreement, after Section 2.2(a) of the Original Agreement and before Section 2.2(b) of the Original Agreement:

 (aa)      Fractional Shares. Notwithstanding anything to the contrary contained herein, holders of record of SiriusXM Common Stock shall not be entitled to receive a fraction of a share of SplitCo Common Stock (each, a “Fractional Share”) as Merger Consideration pursuant to the Merger. SplitCo shall cause the Exchange Agent to aggregate all Fractional Shares into whole shares and cause such whole shares to be sold at prevailing market prices on behalf of those holders of record who would have otherwise been entitled to receive a Fractional Share, and each such holder of record who would have otherwise been entitled to receive a Fractional Share shall be entitled to receive cash, without interest, rounded down to the nearest cent, in lieu of such Fractional Share in an amount equal to such holder’s pro rata share of the total cash proceeds (net of any fees to the Exchange Agent) from such sales. The Exchange Agent will have sole discretion to determine when, how and through which broker-dealers such sales will be made without any influence by SiriusXM, SplitCo or Liberty. Following such sales, the applicable holders of record will receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the total net proceeds, less any applicable withholding taxes. If such holders of record physically hold one or more SiriusXM Certificates, the check for any cash that such holders of record may be entitled to receive instead of Fractional Shares will be mailed to such holders separately. The parties acknowledge that the payment of cash in lieu of Fractional Shares does not represent separately bargained-for consideration and merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Shares.

(e)            Section 2.2(b) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (b)            Exchange Procedures. Promptly after the Merger Effective Time, and in any event no later than ten (10) Business Days after the Merger Effective Time, SplitCo shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Merger Effective Time represented outstanding shares of SiriusXM Common Stock (other than the Liberty Owned SiriusXM Shares) (the “Certificates”) which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and shall have such other provisions as SplitCo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(d). Each holder of shares in book-entry form which immediately prior to the Merger Effective Time represented outstanding shares of SiriusXM Common Stock (other than the Liberty Owned SiriusXM Shares and shares cancelled in accordance with Section 2.1(a)(ii)) (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration payable pursuant to Section 2.1. In lieu thereof, each holder of record of one or more Book-Entry Shares may provide an “agent’s message” in customary form with respect to any Book-Entry Share (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), or upon receipt by the Exchange Agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Book-Entry Shares, each holder of such shares of SiriusXM Common Stock that have been converted into a right to receive the Merger Consideration shall be entitled to receive in exchange therefor: (A) shares in book-entry form representing that number of whole shares of SplitCo Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all of the shares of SiriusXM Common Stock then held by such holder under all such Certificates so surrendered and Book-Entry Shares so exchanged, ~~and~~ (B) cash in lieu of Fractional Shares, if any, that such holder has the right to receive pursuant to Section 2.2(aa) after taking into account all of the shares of SiriusXM Common Stock then held by such holder under all such Certificates so surrendered and Book-Entry Shares so exchanged and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificate(s) so surrendered and/or Book-Entry Share(s) so exchanged shall forthwith be canceled. Until surrendered or exchanged as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive the Merger Consideration (including cash in lieu of Fractional Shares to which the holder of such Certificate or Book-Entry Share is entitled to pursuant to Section 2.2(aa)) and any dividends or other distributions to which the holder of such Certificate or Book-Entry Share is entitled pursuant to Section 2.2(d), in each case, without interest.

(f)            Section 2.2(d) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (d)            ~~Distributions with Respect to~~Treatment of Unexchanged Shares. No dividends or other distributions with respect to SplitCo Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or non-exchanged Book-Entry Share with respect to the shares of SplitCo Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of Fractional Shares shall be paid to any such holder pursuant to Section 2.2(aa), until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or exchange such Book-Entry Share in accordance with this Article II. Following surrender of any Certificate or exchange of any Book-Entry Share in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) as promptly as practicable following the time of such surrender, the amount of any cash payable in lieu of Fractional Shares pursuant to Section 2.2(aa), (ii) promptly following the time of such surrender or exchange the amount of dividends or other distributions, payable with respect to that number of whole shares of SplitCo Common Stock issuable in exchange for such Certificate or Book-Entry Share pursuant to this Article II, with a record date after the Merger Effective Time and paid with respect to SplitCo Common Stock prior to such surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender or exchange and a payment date subsequent to such surrender or exchange payable with respect to such whole shares of SplitCo Common Stock.

(g)            Section 2.2(e) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (e)            Transfer Books; No Further Ownership Rights. All shares of SplitCo Common Stock issued and cash paid in lieu of Fractional Shares pursuant to Section 2.2(aa) upon the surrender of Certificates and exchange of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of SiriusXM Common Stock previously represented by such Certificates and Book-Entry Shares, and at the Merger Effective Time the stock transfer books of SiriusXM shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of SiriusXM Common Stock that were outstanding immediately prior to the Merger Effective Time. Except as required by applicable Law, from and after the Merger Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of SiriusXM Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares. Subject to the last sentence of Section 2.2(g), if, at any time after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, SplitCo or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(h)            Section 2.2(f) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (f)            Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to have been lost, stolen or destroyed and, if required by SplitCo, the posting by such Person of a bond, in such reasonable amount as SplitCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the Merger Consideration (including any cash paid in lieu of Fractional Shares pursuant to Section 2.2(aa)) and any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(d), in each case pursuant to this Agreement.

(i)             Section 2.2(g) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (g)            Termination of Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares for six (6) months after the Merger Effective Time shall be delivered to SplitCo, upon demand by SplitCo and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to SplitCo for payment of their claim for (i) the Merger Consideration (including cash in lieu of Fractional Shares, if any, that such holder has the right to receive pursuant to Section 2.2(aa)) and (ii) any dividends or other distributions with respect to shares of SplitCo Common Stock in accordance with this Article II. If any Certificate or Book-Entry Share shall not have been surrendered or exchanged, as applicable, immediately prior to such date on which any Merger Consideration (including any cash payable in lieu of Fractional Shares pursuant to Section 2.2(aa) and all dividends or other distributions payable pursuant to Section 2.2(d)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and any cash payable in lieu of Fractional Shares pursuant to Section 2.2(aa) and all dividends or other distributions payable pursuant to Section 2.2(d)) shall become, to the extent permitted by applicable Law, the property of SplitCo, free and clear of all claims or interest of any Person previously entitled thereto.

(j)             Section 3.11 of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by strikethrough and newly added language indicated by double underlining:

 SECTION 3.11 Absence of Operations. Liberty Radio, ~~and~~ Liberty SIRI Marginco and Liberty Coffeyville Investor, LLC, a Delaware limited liability company, have conducted no activities prior to the Split-Off Effective Time other than as provided in Section 3.11 of the Liberty Disclosure Schedule.

(k)            Section 5.3(b)(iv) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

      (iv)            require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Form S-4 and the Prospectus / Proxy Statement, (B) the filing with the SEC of (1) the Form 8-A to register the SplitCo Common Stock, (2) of a Form 25 to delist the SiriusXM Common Stock and a Form 15 to terminate the registration of SiriusXM and (3) of filings required under Section 16 and Section 13(d) of the Exchange Act in connection with the Transactions, (C) prior to the Split-Off Effective time, the filing with the Secretary of State of the State of Delaware of the SplitCo A&R Charter, (D) after the Merger Effective Time, the filing of a registration statement on Form S-8 by SplitCo with respect to the shares of SplitCo Common Stock issuable upon exercise of the SiriusXM Stock Options assumed by SplitCo and issuable upon exercise of the SplitCo option awards and as to which Form S-8 is available, (E) other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of Nasdaq, (F) filings by SiriusXM required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions and (G) approval of the Transactions and the conversion of SiriusXM Radio into a Delaware limited liability company (the “Conversion FCC Approval”) under the Communications Act (collectively, the “SiriusXM FCC Approvals” and collectively with the Liberty FCC Approvals and the SplitCo FCC Approvals, the “Requisite FCC Approvals”) and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a SiriusXM Material Adverse Effect or prevent or materially delay the performance of this Agreement or the other Transaction Agreements by SiriusXM or the consummation of the Transactions.

(i)             Section 6.6(c) of the Original Agreement is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 (c)            Each of Liberty, SplitCo and SiriusXM shall cooperate and use its reasonable best efforts to file the applications as promptly as practicable and, in any event, within fifteen (15) Business Days of the date hereof and obtain the Requisite FCC Approvals; provided, however, that, with respect to the Conversion FCC Approval, SiriusXM shall use reasonable best efforts to file the applications with the FCC to obtain such approval as promptly as practicable and, in any event, within five (5) Business Days of June 16, 2024. Each of SiriusXM and Liberty shall provide to the other a reasonable opportunity to review and comment on each submission to be filed by SiriusXM and/or Liberty with the FCC in connection with obtaining the Requisite FCC Approvals (an “FCC Submission”) prior to the filing of such FCC Submission with the FCC. No FCC Submission shall be filed by SiriusXM with the FCC unless, prior to such filing, Liberty and SplitCo shall have agreed (which agreement shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the exclusive control of Liberty, SplitCo, any of their respective Subsidiaries or any of their respective stockholders, directors or officers or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Liberty, SplitCo, any of their respective Subsidiaries or any of their respective stockholders, directors or officers including any such obligations of, or limitations on, SplitCo or its Subsidiaries under the Reorganization Agreement and other documents related to the Split-Off (each, a “Liberty FCC Issue”); provided, however, that if the FCC requests same-day filing of an FCC Submission that does not include any material issue or statement related to a Liberty FCC Issue, then SiriusXM is required only to make a good faith effort to notify Liberty’s and SplitCo’s Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the FCC. Neither SiriusXM nor its Representatives shall initiate any substantive communications with the FCC with respect to the Transactions or the FCC Submission, including meetings or conferences with FCC personnel, whether telephonically, in person or otherwise, without first notifying Liberty and SplitCo (or their Representatives) and with respect to communications, meetings or conferences regarding a Liberty FCC Issue giving Liberty and SplitCo (or their Representatives) a reasonable opportunity to participate, and a reasonable number of their Representatives shall have an opportunity to participate in all conferences or meetings with FCC personnel that take place in person with respect to any Liberty FCC Issue; provided, however, that in the case of communications concerning a FCC Submission that occur during an unscheduled telephone conference initiated by the FCC in connection with which it is not reasonably practicable to provide to Liberty and SplitCo or their respective Representatives advance notice and an opportunity to participate, and communications related to non-material matters that are not Liberty FCC Issues, SiriusXM (or its Representatives) shall promptly update Liberty and SplitCo and their Representatives as to the content of such communications. SiriusXM shall provide Liberty and SplitCo with copies of each FCC Submission filed with the FCC promptly following the filing thereof and with copies of any correspondence related to the Requisite FCC Approvals received by SiriusXM. The restrictions set forth in this Section 6.6(c) do not apply to communications between FCC personnel and SiriusXM or its Representatives for a purpose unrelated to the FCC Required Approvals.

(j)             The definition of “SiriusXM Radio” set forth in Section 10.10 of the Original Agreement is hereby amended and restated to read in its entirety as follows, with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

      “SiriusXM Radio” means Sirius XM Radio Inc., a Delaware corporation, and, following the conversion of Sirius XM Radio Inc. into a Delaware limited liability company, Sirius XM Radio LLC, a Delaware limited liability company, in each case, a wholly owned subsidiary of SiriusXM.

(k)            The following defined terms are hereby inserted in alphabetical order into the table in Section 10.10 of the Original Agreement:

Term	Section
Conversion FCC Approval	Section 5.3(b)(iv)
Fractional Share	Section 2.2(aa)

(l)             The first sentence of clause (1) of Article FOURTH of the SplitCo A&R Charter attached to the Original Agreement as Exhibit A-1 is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

      FOURTH: (1) The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~[●]~~ 905,000,000 shares, consisting of (1) ~~[●]~~ 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) ~~[●]~~ 900,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).

(m)           The second sentence of clause (1) of Article FOURTH of the SplitCo A&R Charter attached to the Original Agreement as Exhibit A-1 is hereby amended and restated to read in its entirety as follows with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 Upon this Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each one (1) share of Common Stock that is issued and outstanding immediately prior to the Effective Time is and shall automatically be subdivided and reclassified into the number of shares of fully paid, nonassessable shares of Common Stock as shall equal the quotient of (i) the sum of (a) the product of the number of shares of Series A Liberty SiriusXM common stock of Liberty Media Corporation, a Delaware corporation (“Liberty Media”), par value $0.01 per share (“LSXMA”), issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined in the Reorganization Agreement, dated as of December 11, 2023 (the “Reorganization Agreement,” as amended from time to time, a copy of which shall be filed with the books and records of the Corporation and will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation), by and among the Corporation, Liberty Media and Sirius XM Holdings Inc., a Delaware corporation (“SiriusXM”)), rounded up to the nearest whole number, (b) the product of the number of shares of Liberty Media’s Series B Liberty SiriusXM common stock, par value $0.01 per share (“LSXMB”), issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number, and (c) the product of the number of shares of Liberty Media’s Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number, divided by (ii) the number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (such subdivision and reclassification, the “Reclassification”), in each case without any action by the holder thereof

       (n)            Exhibit C of the Original Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit A to this Amendment with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining.

       (o)            Exhibit D of the Original Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit B to this Amendment with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining.

        (p)            The definition of “Reorganization Agreement” in Section 2.1 of the SplitCo Transitional Plan attached to the Original Agreement as Exhibit E is hereby amended and restated in its entirety with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 “Reorganization Agreement” means that certain Reorganization Agreement by and among LMC, the Company and Sirius XM Holdings Inc., a Delaware corporation, dated as of December 11, 2023, as amended from time to time.

       (q)            The definition of “Merger Agreement” set forth in Section 1 of the Tax Sharing Agreement attached to the Original Agreement as Exhibit F is hereby amended and restated in its entirety with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 “Merger Agreement” means the Agreement and Plan of Merger dated as of December 11, 2023, by and among Distributing, Splitco, Radio Merger Sub, LLC, a Delaware limited liability company, and Sirius XM, as amended from time to time.

       (r)            The definition of “Reorganization Agreement” set forth in Section 1 of the Tax Sharing Agreement attached to the Original Agreement as of Exhibit F is hereby amended and restated in its entirety with deleted language indicated by ~~strikethrough~~ and newly added language indicated by double underlining:

 “Reorganization Agreement” means the Reorganization Agreement dated as of December 11, 2023, by and between Distributing, Splitco and Sirius XM, as amended from time to time.

        Section 1.3.         Amendment to Liberty Disclosure Schedule. The parties hereto hereby acknowledge and agree that the amendments to the Liberty Disclosure Schedule set forth in the First Amendment to the Liberty Disclosure Schedule attached hereto as Exhibit C are hereby incorporated into the Liberty Disclosure Schedule and are deemed effective as of the date of the Original Agreement. Except as expressly provided in Exhibit C, all of the terms and provisions of the Liberty Disclosure Schedule delivered concurrently with the execution of the Original Agreement (the “Original Liberty Disclosure Schedule”) are and will remain in full force and effect. Nothing in this Amendment or Exhibit C shall be construed to modify any provision of the Original Liberty Disclosure Schedule other than as specifically set forth in Exhibit C. The parties hereto also acknowledge and agree that the introductory provisions and terms in the Original Liberty Disclosure Schedule shall apply to the First Amendment to the Liberty Disclosure Schedule attached hereto as Exhibit C.

Section 1.4.         Representations.

       (a)             Each of Liberty, with respect to the representations and warranties of Liberty in Article III of the Original Agreement, and SplitCo and Merger Sub, with respect to the representations and warranties of SplitCo and Merger Sub in Article IV of the Original Agreement, hereby represent and warrant to SiriusXM that such representations regarding the Subsidiaries of Liberty and the Subsidiaries of SplitCo, as applicable, (i) are true and correct with respect to Liberty Coffeyville Investor, LLC, a Delaware limited liability company (“Liberty Coffeyville”), as of the date hereof, and (ii) would have been true and correct with respect to Liberty Coffeyville as of the date of the Original Agreement if this Amendment had been in effect as of such date (after giving effect to the CVR-CapturePoint Sale (as defined in the Liberty Disclosure Schedule, as amended)).

       (b)             Each of Liberty and SplitCo hereby represent and warrant that during the period from the date of the Original Agreement until the date of this Amendment, except with respect to the CVR-CapturePoint Sale, each of Liberty (with respect to the SplitCo Business, SplitCo and SplitCo’s Subsidiaries only) and SplitCo have not permitted Liberty Coffeyville to take any action that would have required the consent of the Special Committee (on behalf of SiriusXM) pursuant to Section 6.2 of the Original Agreement if this Amendment had been in effect as of the date of the Original Agreement.

       (c)             On the effective date of the Radio Conversion, Liberty shall execute and deliver to SiriusXM Tax Counsel the letter set forth on Exhibit D to this Amendment.

       Section 1.5.         Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Original Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties to this Amendment. Nothing in this Amendment shall be construed to modify any provision of the Original Agreement other than as specifically set forth above.

       Section 1.6.          Miscellaneous. The provisions of Sections 10.1, 10.3, 10.4, 10.5, 10.6, 10.8, 10.9 and 10.11 of the Original Agreement are hereby incorporated into this Amendment, mutatis mutandis.

[Signature page follows]

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ Gregory B. Maffei
Gregory B. Maffei
President and Chief Executive Officer

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

LIBERTY SIRIUS XM HOLDINGS INC.

By:	/s/ Renee L. Wilm
Renee L. Wilm
Chief Legal Officer and Chief Administrative Officer

RADIO MERGER SUB, LLC

By:	Liberty Sirius XM Holdings Inc.,
its Sole and Managing Member

By:	/s/ Renee L. Wilm
Renee L. Wilm
Chief Legal Officer and Chief Administrative Officer

[Signature Page to Amendment to Merger Agreement]

List of Omitted Exhibits

The following exhibits and schedules to the First Amendment to the Agreement and Plan of Merger, dated as June 16, 2024, by and among Liberty Media Corporation, Liberty Sirius XM Holdings Inc., Radio Merger Sub, LLC and Sirius XM Holdings Inc. have not been provided herein:

Exhibit A – Form of SiriusXM Promissory Note

Exhibit B – Form of SiriusXM Split-Off Tax Opinion Representation Letter

Exhibit C – First Amendment to the Liberty Disclosure Schedule

Exhibit D – Form of Liberty Tax Opinion Representation Letter

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.